Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (date of earliest event reported):

October 3, 2007

NaturalNano, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place

Pittsford, New York 14534

(Address of principal executive offices)

(585) 267-4850

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 3, 2007, NaturalNano, Inc. (the “Company”) entered into a license agreement with the United States Department of the Navy as represented by the Naval Research Laboratory (“NRL”) (the License Agreement”). Under the License Agreement, the Company has been granted rights to certain patents for use in the electromagnetic shielding/strength enhancement, cosmetic, fragrance, agriculture, ink and paper, electronics, fabrics and textiles and local drug delivery fields.

The License Agreement provides a license to the Company for the licensed patents, any patents issuing thereon and any re-examination, re-issue, continuation or division thereof within the United States of America until each subject patent expires, subject to the Company’s requirements to fulfill a commercial deployment plan to bring one or more licensed inventions to practical application by October 1, 2009, invest at least $1.5 million in marketing and or research and development of practical applications for the patents and such other limitations discussed therein. Further, any licensed invention not in use for a practical application after 3 years may be licensed by the NRL on a non-exclusive basis provided that the Company is given the first right of refusal to begin practical application of any such licensed invention.

The License Agreement provides for a license issue fee of $500,000 to be fully paid by December 31, 2009 and royalties of 5% of net sales, subject to certain minimum royalty payments.

The License Agreement provides that the Company may sublicense the licensed inventions provided that the royalty for such sublicense shall be between 10% and 25% of any such sublicense revenue, depending on the number of such sublicenses in effect.

Item 7.01.	Regulation FD Disclosure

On October 9, 2007, we issued a press release announcing that we had entered into the License Agreement, as reported in Item 1.01 above. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Partially Exclusive License between NaturalNano, Inc. and United States Department of the Navy at Naval Research Laboratory dated October 3, 2007.
99.1	Press Release entitled “NaturalNano Secures Exclusive License Agreement with U.S. Naval Research Laboratory” issued by NaturalNano, Inc. on October 9, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

/s/ Kent A. Tapper
Date: October 9, 2007	Kent A. Tapper
Chief Financial Officer